Exhibit 99.1

T Bank Provides $100 Million in Paycheck
Protection Program Loans for Small Businesses

DALLAS, TX, May12, 2020 – T Bank, NA, the wholly owned banking subsidiary of Tectonic Financial, Inc. (NASDAQ: TECTP), today announced that it has received approval from the U.S. Small Business Administration (SBA) to fund over $100 million in loans through the SBA’s Paycheck Protection Program (PPP) created under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

In the last six weeks, T Bank has enabled more than 1,000 borrowers secure PPP loan approval from the SBA. The average PPP loan size for T Bank’s customers is approximately $100,000. This is nearly 20% less than the average loan size approved by the SBA through May 8, 2020 (approximately $127,000), meaning that T Bank’s lending program successfully aided small businesses as intended by the Paycheck Protection Program. Significantly, the financing provided by T Bank under this program has helped, and will continue to help, hundreds of T Bank customers, as well as scores of small businesses who were not originally T Bank customers.

“Our team has worked tirelessly to help our small business community,” said Patrick Howard, Chief Executive Officer of T Bank. Mr. Howard added: “These small businesses employ thousands of people, and thanks to these timely loans, they received the funding necessary to keep employees on payroll. Our team members worked countless extra hours to help these companies secure SBA approval in an expeditious manner. I could not be prouder.”

T Bank is a designated SBA Preferred Lender and quickly developed a unique on-line program to accommodate the flood of PPP loan applications. That program permitted T Bank to promptly underwrite the increased volume of loans. The program also provided, and continues to provide, on-going banking services to a host of enterprises utilizing the PPP.

The ease of use and responsiveness of T Bank’s on-line platform received strong praise from borrowers, including one who said: “I am floored and speechless at the speed in which this was handled. THANK YOU! I am impressed beyond words.”

T Bank will continue to accept and process SBA PPP loan applications as long as the current round of funding is available. For more information about T Bank, or to get started on securing a loan under the PPP, visit www.tbank.com.

About Tectonic Financial, Inc.

Tectonic Financial, Inc. (TFI) is a financial holding company headquartered in Dallas, Texas offering banking, trust, investment advisory, third-party administration and recordkeeping, securities brokerage and insurance services to high net worth individuals, small businesses and institutions across the United States. TFI has a non-cumulative perpetual preferred stock quoted on Nasdaq Global Select Market under the symbol TECTP.

About T Bank, NA

T Bank, NA, a subsidiary of Tectonic Financial, Inc., is a nationally chartered, FDIC-insured bank serving customers across the United States. T Bank was recognized in 2020 as one of the Top 200 Banks in the United States by financial health analysts in Lending Tree’s annual analysis.1 Its innovative approach to serving clients combines advanced technology with dedicated personal attention. To learn more, visit www.tbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates,” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others, the risks and uncertainties discussed in our most recent Annual Report on Form 10-K and other reports that are filed or furnished from time to time with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. In addition, there is uncertainty about the duration and severity of the COVID-19 pandemic and the impact it may have on our operations, the demand for our products or services, global economic activity in general, and the response of governmental authorities to the pandemic and our participation in COVID-19 related government programs such as the SBA’s PPP. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

1 Lending Tree created the Top 200 Healthiest Banks analysis in the wake of the 2008 financial crisis and has continued releasing it annually.  To compile the report, it analyzes data from its subsidiary, DepositAccounts.com, using a proprietary ratio based on the following: 1) Texas ratio, determined by comparing the total value of at-risk loans to the total value of funds the bank has on-hand to cover those loans; 2) deposit growth, based on when people put money in the bank; and 3) capitalization, determined by a direct calculation of an institution's assets minus its liabilities.  A complete copy of the analysis and rankings can be accessed at:  https://www.depositaccounts.com/banks/health.aspx